Exhibit 99.1

Newmont Provides Updated 2019 and Longer-term Outlook

DENVER--(BUSINESS WIRE)--December 6, 2018--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced its 2019 outlook1 with attributable gold production guidance of 5.2 million ounces at AISC2 of $935 per ounce.

Highlights

  Gold costs applicable to sales (CAS): CAS guidance is $710 per ounce for 2019 and $750 per ounce for 2020; CAS is expected to be between $690 and $740 per ounce longer-term through 2023.
  Gold all-in sustaining costs (AISC): AISC guidance is $935 per ounce for 2019 and $975 per ounce for 2020; AISC is expected to be between $875 and $975 longer-term through 2023.
  Attributable gold production3: Production guidance is 5.2 million ounces for 2019 and 4.9 million ounces in 2020; longer-term production is expected to remain stable at between 4.4 and 4.9 million ounces per year through 2023.
  Capital: Total consolidated capital guidance for 2019 is $1,070 million and $730 million in 2020; capital is expected to be between $500 and $600 million longer-term through 2023. Development capital includes the Ahafo Mill Expansion in Africa, Tanami Power4 in Australia and Quecher Main in South America as well as expenditures to advance studies for future projects. Sustaining capital guidance is $680 million for 2019 and $660 million for 2020; longer-term sustaining capital is expected to be between $450 and $550 million through 2023.

“Our proven strategy will deliver stable gold production at competitive costs over at least the next five years as we continue to deliver value-accretive projects across our four regions,” said Gary J. Goldberg, Chief Executive Officer. “Our investment grade balance sheet and ample liquidity means we are well positioned to invest in profitable growth and simultaneously return cash to shareholders through our industry leading dividend5. Newmont remains focused on leading the gold sector in profitability and responsibility through the next generation of mines, technology and leaders.”

__________________________
[1]	Outlook guidance used in this release are considered “forward-looking statements” and users are cautioned that actual results may vary; refer to the cautionary statement at the end of this release.
[2]

AISC as used in the Company’s outlook is a non-GAAP metric – see below for further information and reconciliation to CAS outlook. 2019 AISC outlook presented has been revised to reflect a differentiation of exploration and advanced project expenses as sustaining versus non-sustaining.

[3]	Production outlook does not include equity production from stakes in TMAC (28.68%) or La Zanja (46.94%).
[4]	Includes $225-$275M for capital leases related to the Tanami Power Project paid over a 10 year term beginning in 2019.
[5]	2019 dividends have not yet been declared by the Board of Directors and remain subject to approval: refer to cautionary statement at the end of this release.

Outlook

Newmont’s outlook reflects steady gold production and ongoing investment in its operating assets and most promising growth prospects. Newmont does not include development projects that have not yet been funded or reached execution stage in its outlook which represents upside to guidance.

Attributable gold production is expected to be 5.2 million ounces in 2019, primarily driven by a full year of higher grade production from the recently completed Subika Underground project in Africa. Production is expected to be 4.9 million ounces in 2020 and longer-term production is expected to remain stable at between 4.4 and 4.9 million ounces per year through 2023 excluding development projects which have yet to be approved.

  North America production is expected to be 1.9 million ounces in 2019 as higher grade production from Northwest Exodus and Twin Underground are offset by the depletion of Silverstar ore at Carlin and lower gold production at Phoenix as mining shifts to higher copper grade ore from the Bonanza pit. Production remains at 1.9 million ounces in 2020 and 2021 as higher grades at Long Canyon following the stripping campaign help offset lower grades at Cripple Creek & Victor (CC&V). North American production may be impacted by the Gold Quarry wall slip and mine plan optimization work is ongoing. The Company continues to pursue profitable growth opportunities at Carlin, Long Canyon, CC&V and Galore Creek.
  South America production is expected to be 650,000 ounces in 2019 as productivity improvements at Merian offset the transition to harder ore. Production is expected to decrease to 560,000 ounces in 2020 and 450,000 ounces in 2021 as the Tapado Oeste pit and Yanacocha laybacks are mined out and Merian transitions from saprolite to hard rock. The Company continues to advance near-mine growth opportunities at Merian and both oxide and sulfide potential at Yanacocha.
  Australia production is expected to be 1.5 million ounces in 2019 with higher grades and throughput and productivity gains at Tanami, offset by lower mining rates at KCGM following the wall slips and the continuation of stripping at Boddington. Production is expected to be 1.5 million ounces in 2020 and 1.6 million ounces in 2021 as Boddington accesses higher grade ore. KCGM’s near-term production has been lowered due to the wall slips, but optimization work continues to recover the impacted ounces as part of the broader Golden Mile Growth Study. The Company continues to advance studies for a second expansion at Tanami and expects to reach a full-funds decision in the second half of 2019.
  Africa production is expected to be 1.1 million ounces in 2019 with a full year of production from Subika Underground, higher grades from the Subika open pit and improved mill throughput in the second half of the year with the mill expansion. Production is expected to be 930,000 ounces in 2020 with lower grades at Akyem and Subika open pit which are partially offset by higher underground grades at Ahafo and a full year of production from the Ahafo Mill Expansion. In 2021, production is expected to be 1 million ounces as Akyem reaches higher grades near the bottom of the pit. The company continues to advance the Ahafo North project and other prospective surface and underground opportunities.

Gold cost outlook – CAS is expected to be $710 per ounce for 2019 following higher production at Ahafo, lower mining costs at Yanacocha and lower operational costs at Tanami with the completion of the Tanami Power Project. The Company continues to implement Full Potential cost and efficiency improvements and advance technology initiatives to offset inflation and input cost pressures. CAS is expected to be $750 per ounce for 2020 and between $690 and $740 per ounce longer-term through 2023. AISC is expected to be $935 per ounce in 2019 on improved CAS in Africa and South America partially offset by higher sustaining capital. AISC is expected to be $975 per ounce in 2020 and between $875 and $975 longer-term through 2023. Future Full Potential savings and profitable ounces from projects that are not yet approved represent additional upside not currently captured in guidance.

  North America CAS is expected to be $785 per ounce in 2019 as lower leach grades drive inventory cost increases at CC&V which are partially offset by cost improvements across the other North American operations. CAS is expected to be $760 per ounce in 2020 and $790 per ounce in 2021 with higher production at Twin Creeks as the Turquoise Ridge Joint Venture (TRJV) optimization project ramps up. AISC is expected to be $975 per ounce in 2019 on improved unit CAS. AISC is expected to be $925 per ounce in 2020 and 2021. North American CAS and AISC guidance may be impacted by the Gold Quarry wall slip and mine plan optimization work is ongoing.
  South America CAS is expected to be $640 per ounce in 2019 driven by a lower stripping ratio at Yanacocha partially offset by higher labor and mill maintenance costs at Merian. CAS is expected to increase to $825 per ounce in 2020 with higher inventory costs and strip ratio at Yanacocha. CAS is expected to be $830 per ounce in 2021 as Merian fully transitions into harder rock which is partially offset by lower operating costs at Yanacocha as the oxide mill shuts down. AISC is expected to be $800 per ounce in 2019 due to lower CAS and sustaining capital. AISC is expected to be $995 per ounce in 2020 and $1,000 per ounce in 2021 on higher CAS and increases in sustaining capital.
  Australia CAS is expected to be $775 per ounce in 2019 driven by increased stripping at Boddington and the drawdown of lower grade stockpiles at KCGM, partially offset by higher production and lower power costs at Tanami from switching to natural gas. CAS is expected to be $750 per ounce in 2020 and $645 per ounce in 2021 as Boddington reaches higher grades. AISC is expected to be $945 per ounce in 2019 on increased CAS. AISC is expected to be $925 per ounce in 2020 and $800 per ounce in 2021.
  Africa CAS is expected to be $570 per ounce in 2019 due to higher grades from Subika Underground and Subika open pit and the Ahafo Mill Expansion coming online. CAS is expected to be $660 per ounce in 2020 and $625 per ounce in 2021 with mine sequencing at the Ahafo and Akyem pits driving production changes. AISC is expected to be $735 per ounce in 2019 on improved unit CAS, partly offset by higher sustaining capital for the Ahafo tailing storage facility expansion. AISC is expected to be $830 per ounce in 2020 and $780 per ounce in 2021.

Copper – Attributable production is expected to be 45,000 tonnes in 2019 and 2020 as Phoenix reaches higher copper in Bonanza ore which is offset by lower production at Boddington. Copper production increases to between 45,000 and 65,000 tonnes longer-term through 2023 driven primarily from higher grades at Boddington following completion of the next stripping campaign. CAS is expected to rise to $2.05 per pound in 2019 and $2.10 per pound in 2020 due to higher stripping at Boddington. CAS is expected to improve to $1.55 to $1.75 per pound longer-term through 2023 as production at Boddington increases offsetting lower copper grades at Phoenix. AISC is expected to rise to $2.45 per pound in 2019 on increased CAS. AISC is expected to be $2.55 per pound in 2020 and $1.80 to $2.10 per pound longer-term.

Capital – Total consolidated capital is expected to be $1,070 million for 2019 and $730 million for 2020. Development capital of $390 million in 2019 includes investments in the Tanami Power Project in Australia, Ahafo Mill Expansion in Africa, Quecher Main in South America, and the TRJV third shaft in North America and expenditures to advance studies for future projects. Development capital is expected to be $70 million in 2020 and approximately $50 million longer-term until additional projects are approved. Sustaining capital is expected to be $680 million for 2019, $660 million for 2020 and between $450 and $550 million per year longer-term to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook – Interest expense increases to $215 million for 2019 from leases related to the Tanami Power Project and lower capitalized interest. Investment in exploration and advanced projects is expected to be $430 million in 2019 with increased near-mine and greenfield exploration spend across all regions and higher advanced project spend in North America. 2019 outlook for general & administrative costs is stable at $245 million and guidance for depreciation and amortization is expected to be $1,370 million as Subika Underground and the Tanami Power Project come into service.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $2.50 per pound copper price, $0.75 USD/AUD exchange rate and $65 per barrel WTI oil price. Assuming a 35% portfolio tax rate, $100 per ounce increase in gold price would deliver an expected $335 million improvement in attributable free cash flow. Similarly, a $10 per barrel reduction in the price of oil and a $0.05 favorable change in the Australian dollar would deliver an expected $25 million and $45 million improvement in attributable free cash flow, respectively. These estimates exclude current hedge programs; please refer to Newmont’s Form 10-Q which was filed with the SEC on October 25, 2018 for further information on hedging positions.

Projects update

  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. First production is expected in the second half of 2019 with commercial production also expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated between $140 and $180 million with expenditure of approximately $35 to $45 million in 2019. The project has an IRR of more than 20 percent.

  The Ahafo Mill Expansion, together with the Company’s recently completed Subika Underground project, will improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020 to 2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and AISC is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.
  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. First production is expected in late 2018 with commercial production expected in the second half of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period, incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $95 to $105 million in 2019. The project IRR is expected to be greater than 10 percent.
  Tanami Power (Australia) will lower Tanami power costs by approximately 20 percent beginning in the first quarter of 2019, mitigate fuel supply risk and reduce carbon emissions by 20 percent. The project includes a 450 kilometer natural gas pipeline that is under construction to connect the Tanami site to the Amadeus Gas Pipeline, and construction and operation of two on-site power stations. The gas supply, gas transmission and power purchase agreements are for a 10 year term with options to extend. The project is expected to result in net cash savings of approximately $34 per ounce beginning in 2019. Capital costs are estimated between $225 and $275 million with annual cash lease payments over a 10 year term beginning in 2019. The project IRR is expected to be greater than 50 percent at $0.75 AUD.

2019 Outlooka

2019 Outlook +/- 5%	Consolidated Production	Attributable Production	Consolidated CAS	Consolidated All-in Sustaining Costs[b]	Consolidated Sustaining Capital Expenditures	Consolidated Development Capital Expenditures
	(Koz, Kt)	(Koz, Kt)	($/oz, $/lb)	($/oz, $/lb)	($M)	($M)
North America	1,935	1,935	785	975	280	15
South America	1,030	650	640	800	75	175
Australia	1,470	1,470	775	945	205	70 [f]
Africa	1,140	1,140	570	735	115	130
Total Gold[h]	5,600	5,200	710	935	680	390

Total Copper	45	45	2.05	2.45

2019 Consolidated Expense Outlook[i] ($M) +/-5%
General & Administrative	245
Interest Expense	215
Depreciation and Amortization	1,370
Advanced Projects & Exploration	430
Adjusted Tax Expense[j]	210

2019 Site Outlooka as of December 6, 2018

	Consolidated Production	Attributable Production	Consolidated CAS	Consolidated All-in Sustaining Costs[b]	Consolidated Sustaining Capital Expenditures	Consolidated Development Capital Expenditures
	(Koz, Kt)	(Koz, Kt)	($/oz, $/lb)	($/oz, $/lb)	($M)	($M)
Carlin	895	895	850	1,050	150
Phoenix[c]	190	190	795	945	20
Twin Creeks[d]	325	325	670	850	40	15
CC&V	360	360	880	1,030	35
Long Canyon	165	165	430	505	10
Other North America					25

Yanacocha[e]	510	265	720	900	25	175
Merian[e]	520	390	565	685	50
Other South America

Boddington	680	680	960	1,090	75
Tanami	495	495	495	690	80	70 [f]
Kalgoorlie[g]	290	290	810	940	35
Other Australia					15

Ahafo	720	720	560	720	85	60
Akyem	420	420	580	730	25
Ahafo North						70
Other Africa

Corporate/Other					10

Phoenix - Copper	20	20	1.80	2.15
Boddington - Copper	25	25	2.25	2.65
[a]

2019 Outlook in the above table are considered “forward-looking statements” and are based upon certain assumptions. For example, 2019 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $65/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/- 5% range. Amounts may not recalculate to totals due to rounding. See cautionary note at the end of this release.

[b]	All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2019 CAS outlook.
[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations shown on a pro-rata basis with a 25% ownership interest.
[e]

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.

[f]	Includes $225-$275M for capital leases related to the Tanami Power Project paid over a 10 year term beginning in 2019.
[g]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[h]	Production outlook does not include equity production from stakes in TMAC (28.68%) or La Zanja (46.94%) as of September 30, 2018.
[i]	Consolidated expense outlook is adjusted to exclude extraordinary items, such as certain tax valuation allowance adjustments.
[j]

Consists of $75 of mining taxes and $135 of income taxes and is based on a $1,200/oz. gold price and $2.50/lb. copper price. Income taxes and mining taxes are particularly sensitive to pricing and actual expense will vary if realized prices differ significantly from these amounts.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (AISC) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (IFRS), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The Company recently revised its calculation of AISC to exclude development expenditures related to developing new or major projects at existing operations where these projects will materially benefit the operation included in Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (CAS), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 3 to the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Reclamation liabilities and the amortization of the related Asset Retirement Cost (ARC) for the Company’s operating properties. Accretion related to the Reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to major projects at existing operations where these projects will materially benefit the operation, are generally considered non-sustaining or development capital. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

A reconciliation of the 2019 Gold AISC outlook to the 2019 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2019 Outlook - Gold[5] +/-5%	Outlook Estimate
(in millions, except ounces and per ounce)
Cost Applicable to Sales [1,2]	$4,000
Reclamation Costs [3]	130
Advance Project and Exploration	170
General and Administrative	245
Other Expense	30
Treatment and Refining Costs	20
Sustaining Capital [4]	680
All-in Sustaining Costs	$5,200
Ounces (000) Sold	5,600
All-in Sustaining Costs per Oz	$935
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2019 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

Investors are encouraged to refer to Newmont’s 2019 Guidance Webcast materials, which will be available on the “Investor Relations” section of the Company’s website, www.newmont.com, for more information regarding the Company’s historical AISC calculations.

Conference Call Information

A conference call will be held on Thursday, December 6, 2018 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10125821

Webcast Details
Title: Newmont Mining 2019 Guidance Webcast
URL: https://event.on24.com/wcc/r/1866555/162D2D8E4B41E510B328C705854F8FD9

The webcast materials will be available before the market opens on Thursday, December 6, 2018 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is a leading gold and copper producer. The Company’s operations are primarily in the United States, Australia, Ghana, Peru and Suriname. Newmont is the only gold producer listed in the S&P 500 Index and was named the mining industry leader by the Dow Jones Sustainability World Index in 2015, 2016, 2017 and 2018. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward-Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the Forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "anticipate," "intend," "plan," ""will," "would," “estimate,” or “expect.” Forward-looking statements in this news release may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs and upside potential; (vi) expectations regarding future investments; and vii) expectations of future dividends and returns to shareholders. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions. Risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) as well as the Company’s other SEC filings, available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Cautionary Statement Regarding Future Dividends: Statements of management’s expectations or projections of future 2019 dividends are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Investors are cautioned that such statements with respect to future dividends are non-binding and should not be viewed as guarantees of future payments. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. The Board of Directors reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on the common stock of the Company, the Board of Directors may revise or terminate the payment level at any time without prior notice. As a result, investors should not place undue reliance on such statements.

CONTACT:
Newmont Mining Corporation
Investor Contact
Jessica Largent, 303-837-5484
jessica.largent@newmont.com

Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com